Exhibit 99.I

EXHIBIT I

SCHEDULE 13G JOINT FILING AGREEMENT

The undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:

(i)  The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

(ii)  The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

* * * * * *

Date: February 13, 2003

Alkin Co.		J2R Corporation

By:	/s/ William L. Orscheln	By:	/s/ Scott D. Rued
Its:	President	Its:	Vice President

	/s/ William L. Orscheln		/s/ S.A. Johnson
	William L. Orscheln		S.A. Johnson

	/s/ John C. Jorgensen		/s/ Mary L. Johnson
	John C. Jorgensen		Mary L. Johnson

Orscheln Industries Foundation, Inc.			/s/ Scott D. Rued
Scott D. Rued

By:	/s/ William L. Orscheln
Its:	Treasurer

/s/ David R. Bovee
David R. Bovee

/s/ David P. Klosterman
David P. Klosterman

/s/ Milton D. Kniss
Milton D. Kniss

/s/ Carl W. Kucsera
Carl W. Kucsera

/s/ Karl F. Storrie
Karl F. Storrie

Schedule A

Shares of Common Stock Owned By the Management Stockholders

	Class B Shares	Class A Shares		Total

David R. Bovee	11,308	114,441	(1)	125,749
David P. Klosterman	31,250	750		32,000
Milton D. Kniss	8,961	87,530	(2)	96,491
Carl W. Kucsera	26,308	175	(3)	26,483
Karl F. Storrie	55,531	380,226	(4)	435,757

(1)	Consists of 105,000 vested options to purchase Class A shares and 9,441 vested restricted stock units under the Company’s Deferred Income Leadership Stock Purchase Plan.

(2)	Consists of 77,500 vested options to purchase Class A shares, 50 shares owned directly and 9,980 vested restricted stock units under the Company’s Deferred Income Leadership Stock Purchase Plan.

(3)	Consists of 175 vested options to purchase Class A shares.

(4)	Consists of 4,400 shares owned directly, 362,500 vested options to purchase Class A shares and 13,326 vested restricted stock units under the Company’s Deferred Income Leadership Stock Purchase Plan.